UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2008

REDWOOD TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices)

(415) 389-7373
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Harold F. Zagunis, Managing Director and Vice President of Redwood Trust, Inc. (Redwood), assumed the responsibilities of Controller on an interim basis immediately following the announcement by Raymond S. Jackson, who had been serving as Controller of Redwood, that he intended to resign from Redwood effective July 1, 2008. On June 16, 2008, the Board of Directors of Redwood appointed Mr. Zagunis to serve as acting Controller until Redwood finds a permanent replacement for Mr. Jackson.

Mr. Zagunis, age 50, is highly qualified to serve as acting Controller. Mr. Zagunis has been employed by Redwood since 1995, and has served as Managing Director since March 2008 and Vice President since 1995. He has in the past served as Chief Financial Officer, Controller, Treasurer, and Secretary of Redwood. Prior to joining Redwood, Mr. Zagunis served as Vice President of Finance for Landmark Land Company, Inc., a publicly traded company owning savings and loan and real estate development interests. He currently serves on the Board of Directors of Landmark Land Company. He holds B.A. degrees in Mathematics and Economics from Willamette University and an M.B.A. degree from Stanford University Graduate School of Business. Mr. Zagunis will not receive any additional compensation for his service as acting Controller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2008	REDWOOD TRUST, INC.

	By:	/s/ MARTIN S. HUGHES
Martin S. Hughes
Chief Financial Officer and Secretary